UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

Global Condiments, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-164285	27-1458154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Madison Avenue, 21st Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Not Applicable

(Former address if changed since the last report)

Registrant’s telephone number, including area code: (212) 729-3247

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jeffrey Devers and Glenn Weber have resigned as directors of Global Condiments, Inc., and Robert Yingling has resigned as chief financial officer of Global Condiments, Inc.  None of these resignations were the result of a disagreement with the registrant required to be reported in response to Item 5.01(a) of Form 8-K.

In addition, Alexander C. Burns has ceased to function as chief executive officer and a director of Global Condiments, Inc. and has resigned as chief executive officer and director of our subsidiaries, Southport Lane Holdings Inc. and Southport Lane Securities, LLC.

Section 8 — Other Events

Item 8.01 Other Events

In the acquisition of our wealth management business, Southport Lane Securities, LLC issued to the sellers purchase money notes and earnout notes. The sellers have claimed that we have not complied with all of our obligations under the transaction agreements relating to the acquisition.    We are engaged in discussions with the sellers and other third parties in efforts to find a negotiated resolution of this matter.  Due to the preliminary nature of these discussions, we are not currently in a position to evaluate the probable outcome of the matter.

Section 9— Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The financial statements of the businesses acquired and the pro forma financial information described in Item 9.01 of our January 7, 2014 Current Report on Form 8-K filing are not available.  We are considering suspending our obligation to file future periodic and current reports by filing Form 15 after the filing of this Current Report on Form 8-K and may not file such financial information or an Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Condiments, Inc.

/s/ Andrew B. Scherr
Andrew B. Scherr
Chief Operating Officer

Date: April 15, 2014